EXHIBIT 10.27

Region:
Agreement No.
House Lease Agreement
Lease term: From January 1st, 2008 till December 1st, 2008
The premise’s number: Room No. 8 and No. 12 (two rooms) on the 8th floor, Room Nos. 1, 3, 5 (three rooms) on the 10th floor and Nos. 1, 3, 5, 6, 7, 8, 9, 10, 11, 12, 13, 15, 16, 17 (ten rooms) on the 9th floor
Garage No.:
Lessee: Optronics International Corporation
Lessor: Midland Stock Co., Ltd.

House Lease Agreement
Lessor: Midland Stock Co., Ltd.
Legal representative: Wang Qingting (hereinafter referred to as “Party A”)
Lessee: Optronics International Corporation
Legal representative: Manier (hereinafter referred to as “Party B”)
WHEREAS,
The parties conclude this agreement that shall be abided by on the issues of house lease.
Article 1: Premise
     Party A leases some rooms that are located at No. 81 Shuili Road, Xinzu City to Party B for use as a factory office. The leased rooms include Room No. 8 and No. 12 on the 8th floor, Room Nos. 1, 3, 5, 6, 7, 8, 9, 10, 11, 12, 13, 15, 16, 17 (ten rooms) on the 9th floor as well as Room Nos. 1, 3, 5 (three rooms) on the 10th floor. The leased area including public areas is 1677.39 pyeong. Please refer to the attached picture for the location. The indoor situation is the same as current one.
Article 2: Term of Lease
     The lease term of this agreement will be from January 1, 2008 till December 1, 2008. This agreement will automatically be terminated upon the expiration of this lease term. Without the written approval of Party A, the term lease may not be renewed.
Article 3: Rent
1.	The rent per month is NTD1,230,000 (tax included).

2.	Party B shall issue a check to Party A for the rent on the first day of each month. In case Party B doesn’t pay the rent on time, Party B shall be charged with a late payment penalty. Method of calculating late payment penalty: 0.1% of the total amount due per day. However, the delay in payment cannot be more than ten days; otherwise, Party A is entitled to terminate the agreement unilaterally. Party A may also stop electricity and water supply inside the premises. Party B shall not raise any objection and shall move out of the premises immediately. Additionally, Party B shall pay off all the rent as well as the other expenses that Party B shall undertake.
Article 4: Deposit
1.	The deposit of lease is NTD3,318,000 that Party B shall pay to Party A when signing this agreement. When the lease term expires and Party B moves out of the building, return the rooms to the original state and finishes going through the procedures of the registration of the company’s address change, Party A shall pay back the deposit to Party B without any interest deducted. However, Party A is entitled to deduct from the deposit the fees that Party B is entitled to pay and didn’t pay.

2.	Within the lease term, Party B shall not propose to balance the deposit against the rent. Additionally, the receipt proof of the deposit shall not be used as a guarantee for any debt.
Article 5: Public areas and equipment
1.	Public areas cover the building’s corridor, elevator, stairs, toilet, tearoom, electronic control room and air conditioner control room. Party B is entitled to pass freely and to use this equipment. However, it is forbidden to place any articles that influence the appearance and impede the usage of the public areas.

2.	Party B shall be liable for any damages or losses caused by Party B’s inappropriate use of the public areas and equipment.

3.	Party B shall apply for telephone lines that will be connected though pre-built pipes, lines and outlets.

4.	When using the premises, Party B shall comply with the regulations stipulated by Xujia Economic and Trade Park. In case Party B violates the regulations and doesn’t correct actions with Party A’s notification and persuasion, Party A is entitled to terminate this agreement.
Article 6: Water supply fee, tax and management fee
1.	Within the term of the lease, Party B shall undertake the water supply fee, telephone fee, public facilities fee, and business tax as well as other expenses caused by Party B’s activities.

2.	Party A shall pay for the house tax and lease income tax.

3.	Party B shall pay the management fee to the building management committee as of the date of Party B’s moving into the building.

4.	The management fund is calculated on the basis of NTD100 per pyeong. When signing this agreement, Party B shall pay the management fund of NTD167,830 to Party A, who obtains this payment for the building management committee. The management fund will be used as a circulating fund for the building’s management. And the fund shall be returned to Party B without any interest deducted when the agreement is terminated and Party B moves out of the building.
Article 7: Design and Decoration
1.	If Party B plans to design or decorate within the area of the premises, Party B shall get Party A’s written approval first. Party B shall pay all the expenses caused by the design and decoration. When the lease term ends, Party B shall restore the premises to its original state and shall not cause any damages to the premises. In case Party B doesn’t restore the premises to its original state in ten days from the end of the lease term, Party B agrees that Party A is entitled to complete the restoration. In this case, Party B shall pay the expenses for tearing down, moving, cleaning, and restoration as well as the rent for the extended days caused by the restoration.

2.	Here is the definition for the original state of the premises: please refer to the attached pictures of lamps configured in the ceiling for such flat places. Wall surface is fireproof and has insulation space. The group surface is plastered with cement.

3.	The decoration materials that Party B uses for decoration shall comply with the firefighting inspection regulations. That is to say, Party B shall ask the manufacturers of decoration materials for the proof of fire resistance and flame retardant certificates and marks that are approved and distributed by the administrative bureaus. If the examination of the administrative bureaus proves that the materials do not comply with the regulations and any accident happens because of this, Party B shall undertake the caused losses and Party A has no any liability.
Article 8: Restrictions on use of premises
     Party B shall fulfill its obligations while using the premises and shall not do the following:
1.	The premises shall not be used as a residence, kitchen or anything else that can influence sanitation, security, public order and tranquility.

2.	Prohibited products shall not be stored on the premises. And any illegal business shall not be operated on the premises.

3.	It is forbidden to use high-voltage electronic devices and to install high-voltage electronic devices or neon lights without permission. Additionally, Party B shall not change the designed electronic devices and lines without permission.

4.	On the premises, it is forbidden to do business, perform experiments or store prohibited products. It is also forbidden to bring prohibited products onto the premises.

5.	The lessee shall not post or hang various advertisements or boards on the outside wall of the building or on either side of the windows in order to maintain the overall appearance of the building.

6.	Party B shall not partially or completely transfer, share, or lend the premises to any third parties in any way. However, with Party A’s permission, Party B’s sub-companies or partner companies will not be included in this paragraph.
Article 9: Compensation for damages or losses
     Party B shall keep the premises as well as public facilities in perfect order.

In case Party B or Party B’s correlative persons cause any damages or losses, whether intentionally or unintentionally, Party B shall undertake the caused liabilities of renovation or compensation.
Article 10: Return of the premises
1.	Upon expiration of the lease term and termination of agreement, Party B shall restore the premises to its original state immediately. With Party A’s examination or acceptance, the premises shall be returned to Party A. Party B shall not demand compensation for the expenses incurred for moving, decoration or other things.

2.	Upon expiration of the lease term and termination of agreement, Party B shall go through the procedures to move the registration address outside of the premises.

3.	Upon expiration of the lease term, if vehicles still occupy the places in the garage, Party A is entitled to pull the vehicles out of the garage directly, and the resulting expenses will be deducted from the deposit. Additionally, Party A will not take any liabilities of damages or losses caused in this process to Party B.
Article 11: Termination before expiration of the lease term
     In case either party plans to terminate this agreement before expiration of the lease term, Party B shall notify Party A in writing two months in advance of the termination date. Additionally, Party B shall, without any condition, agree to give half of the total amount of the deposit to Party A as the penalty for early termination. Party B shall be liable for all the payable expenses and fulfill all duties before moving out of the premises, when Party B gives the premises back to Party A completely. After all the payable expenses are deducted from the paid rent, Party A shall return the surplus part of the rent that Party B didn’t use to Party B.
Article 12: Breach penalty
1.	In case Party B breaches any article in this agreement, Party A is entitled to terminate this agreement immediately and to confiscate the deposit. Additionally, Party B shall move out of the premises and give it back to Party A for checks in accordance with article 10 of this agreement.

2.	Upon termination of this agreement as well as expiration of the lease term, if Party B doesn’t move out of the premises and give it back to Party A within the time limit, Party B shall pay triple rent to Party A from the second date of this agreement as penalty compensation.
Article 13: Rent adjustment
     Party B agrees that, for each completion of a one-year lease, Party A is entitled to adjust the monthly rent. However, the rent adjustment shall be less than or equal to 10% of the rent of the previous year.
Article 14: Renewal of lease term
1.	Upon expiration of the lease term, Party B shall notify Party A in writing two months in advance whether Party B plans to renew the lease term. If Party B plans to renew this agreement and Party A agrees to continue leasing, the parties will conclude a new agreement 15 days before expiration of the lease term.

2.	The notification to the Parties shall be in writing and be delivered to the addresses mentioned in this agreement.
Article 15: Within the lease term, the Parties shall comply with this agreement. When any dispute arises, the Parties shall try to solve the problems through friendly negotiation. If the dispute cannot be solved through negotiation, the Parties agree to submit the dispute to Xinzu First Court for the first legislation procedure.
Article 16: This agreement has two original copies and each party holds one.
Remark: Upon expiration of the lease term, if Party A still plans to lease the premises, on equal conditions, Party B has preference right over the lease of the premises. However, please refer to article 14 of this agreement for the conditions and requirements.

Lessor: Midland Stock Co., Ltd.
Lessee: Optronics International Corporation
Original premise: No. 81 Shuili Road, Room No. 8 and No. 12 on the 8th floor, Room Nos. 1, 3, 5 on the 10th floor and Nos. 1, 3, 5, 6, 7, 8, 9, 10, 11, 12, 13, 15, 16, 17 on the 9th floor (20 rooms in total)
Original lease term: from January 1, 2008 till December 1, 2008
Original rent: NTD1,230,000 (tax included)
Original deposit: NTD3,318,000
Original management fund: NTD167,739
Because of the following causes, the Parties agree on the amendments for this agreement:

				Seal and	Seal and
		Original	Amended	Signature	Signature
Cause		Agreement	Agreement	by Lessor	by Lessee
Premises
Lease term
Rent
Deposit
Management fund
Premises
Lease term
Rent
Deposit
Management fund
Premises
Lease term
Rent
Deposit
Management fund
Premises
Lease term
Rent
Deposit
Management fund
Premises
Lease term
Rent
Deposit
Management fund

Party A (Lessor)
Company Name: Midland Stock Co., Ltd.
Legal Representative: Wang Qingting
Universal code: 47286625
Address: Room No. 2, 10th floor, No.81, Shuili Road, Xinzu City
Telephone: (03)5721305
Party B (Lessee)
Company name: Optronics International Corporation
Legal Representative: Manier
Universal code: 84149792
Address: No.46, Park Road 2, Science Park, Xinzu City
Telephone: (03)5169222
January 1, 2008